Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Forms S-8 (File Nos. 333-67086, 333-101321, 333-99237 and 333-138719) pertaining to RadView’s Software Ltd.’s Key Employee Share Incentive Plan (1996), United States Share Incentive Plan (2000) and Employee Share Participation Plan of our report dated June 28, 2007, with respect to the consolidated financial statements of RadView Software Ltd. and its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2006.

June 28, 2007	/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global